Sempra Energy raises 2004 earnings-per-share estimate

Company expects approximately $3.80 per share for year Positive outlook driven by increased commodity-trading profits 2004 earnings to be announced Feb. 23
Media Contacts:	Doug Kline Sempra Energy (877) 866-2066 www.sempra.com	Analysts Contacts:	Karen Sedgwick Sempra Energy (877) 736-7727

SAN DIEGO, Feb. 8, 2005--Sempra Energy (NYSE: SRE) today raised its earnings-per-share estimate for 2004 to approximately $3.80, due primarily to the increased profitability of its commodity-trading business.  Sempra Energy, which will announce its fourth-quarter 2004 earnings Feb. 23, 2005, previously had provided 2004 earnings-per-share guidance of $3.15 to $3.25.

Sempra Energy executives will conduct a conference call for financial analysts at 1 p.m. EST Feb. 23 to discuss the company's fourth-quarter and full-year 2004 earnings, as well as to address the outlook for 2005.

Investors, media and the general public may listen to a live Internet Webcast of the conference call and view presentation slides by visiting the company's Web site, www.sempra.com.  For those unable to obtain access to the live Webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (706) 645-9291 and entering the passcode, 3346152.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2003 revenues of $7.9 billion.  The Sempra Energy companies' 13,000 employees serve more than 10 million customers in the United States, Europe, Canada, Mexico, South America and Asia.
                                                                         ###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When the company uses words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "would," "should" or similar expressions, or when the company discusses its strategy or plans, the company is making forward-looking statements.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: national, international, regional and local economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources, the Federal Energy Regulatory Commission and other regulatory bodies in the United States and other countries; capital market conditions, inflation rates, interest rates and exchange rates; energy and trading markets, including the timing and extent of changes in commodity prices; the availability of natural gas; weather conditions and conservation efforts; war and terrorist attacks; business, regulatory, environmental, and legal decisions and requirements; the pace of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov and on the company's Web site, www.sempra.com.